Exhibit 99(a)

                             UNITED NATIONAL BANCORP
                       ANNOUNCES STOCK REPURCHASE PROGRAM

Bridgewater, NJ-November 22, 1999-United National Bancorp (NASDAQ: UNBJ), parent company of United National Bank, announced today that its Board of Directors has approved a plan to repurchase up to 800,000 shares, or approximately five percent of its common stock.

Under the stock repurchase plan, which is effective immediately, the Company will purchase shares from time to time in open market transactions or privately negotiated transactions at prevailing market prices. Repurchased shares will be reserved for later reissue in connection with future stock dividends, employee benefit plans and other general corporate purposes.

"Based on current market conditions, this is a particularly opportune time to repurchase shares," stated Thomas C. Gregor, United National's chairman and chief executive officer. "We view this repurchase plan as part of an ongoing strategy to build value for our stockholders while maintaining appropriate capital levels."

The Company currently has 16,145,931 outstanding shares. Repurchase of the Company's stock is subject to availability of the stock and may be discontinued at any time.

United National Bancorp, headquartered in Bridgewater, New Jersey, is a $2.1 billion asset commercial bank holding company whose principal subsidiary is United National Bank. The Bank operates 35 offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey. United National provides a complete range of personal and business banking services as well as an array of trust and investment services. United Commercial Capital Group, a subsidiary of United National Bank, provides timely and innovative financing solutions for real estate and commercial transactions that do not fall within the boundaries of traditional bank financing. Visit United National on the World Wide Web at www.united-national.com.

Contact: media, Donald Reinhard of United National, 908-429-2370 or investors, United National Investor Relations, 908-429-2405.